Exhibit 99.1

AG SPECIAL SITUATION CORP.
245 PARK AVENUE
NEW YORK, NEW YORK 10167

November 15, 2007

Board of Directors
Delta Financial Corporation
1000 Woodbury Road
Woodbury, New York 11797

Re: Recapitalization of Delta Financial Corporation

Ladies and Gentlemen:

     AG Special Situation Corp. (“AGSSC”) is pleased to submit this proposal to recapitalize Delta Financial Corporation (“Delta” or the “Company”) by AGSSC or its affiliates, through $100 million of financing, consisting of at least $50 million (as discussed below) in new senior secured notes and the aggregate principal amount of the existing financing that is currently outstanding under the Securities Repurchase Agreement dated August 13, 2007 between AG Delta Holdings, LLC and the Company and certain of its affiliates (the “Securities Repurchase Agreement”), and the issuance by Delta of 40,000,000 shares of common stock in connection with such new senior secured notes (the “Transaction”), upon the terms and subject to the conditions described in this letter and the term sheet attached hereto as Exhibit A (the “Term Sheet”).

     1. Terms of the Transaction. The Term Sheet attached as Exhibit A provides the terms and conditions of the Transaction. The parties will negotiate in good faith with respect to any tax and ERISA structuring issues with respect to the Transaction.

     2. Assumptions and Conditions. The final transaction documents would be subject to: (i) satisfactory completion/update of our due diligence review of Delta, including legal, regulatory, financial, accounting and tax due diligence; (ii) negotiation and execution of definitive agreements; (iii) receipt of any required approvals from Delta’s Board of Directors and shareholders; and (iv) receipt of all governmental and any material third party approvals necessary to effect the Transaction (as further discussed in Exhibit A).

     3. Due Diligence. As a result of our status as one of the largest equity investors in the Company, we believe that, with appropriate cooperation from the Company and its advisors, we will be able to complete our remaining due diligence as described above on an expedited basis.

     4. Timing. We are confident that we could both complete our due diligence process and negotiate definitive binding documentation within 30 days after the execution of this letter, and close the transaction promptly thereafter. We are prepared to close immediately following the expiration of any Hart-Scott-Rodino waiting period and receipt of all governmental approvals (as further discussed in Exhibit A), subject to approval by the shareholders (if required by law and/or applicable stock exchange rules) and assuming no other Company consents are necessary.

     5. Confidentiality. The Company and AGSSC reaffirm that the Confidentiality Agreement dated July 31, 2007 remains in effect. However, the Company acknowledges that, as a result of this letter, Angelo, Gordon & Co., L.P. may amend its Schedule 13D as a result of this proposal and file this letter as an exhibit to such Schedule 13D, and the Company hereby consents to such amendment and filing, provided that AGSSC agrees to provide a draft of such amendment to the Company for review and comment.

     6. Exclusivity. Our willingness to move forward as we have outlined in this letter is conditioned on the Company’s agreement (evidenced by its countersignature of this letter) that, from the date of the Company’s execution of this letter through the period (the “Exclusivity Period”) ending on the earlier of (a) the execution of a definitive agreement with respect to the Transaction and (b) the expiration of 30 days from such date (such expiration date to be extended at our request for one additional 30 day period and subject to the Company’s consent, not to be unreasonably withheld), the Company and its subsidiaries will not, directly or indirectly, through any officer, director, employee, agent, shareholder, partner, affiliate or otherwise, enter into any agreement, agreement in principle, letter of intent or other commitment (whether or not legally binding) relating to any merger or other business combination with, recapitalization of, or acquisition or purchase of 15% or more of the fair market value of the assets of, or any equity interests in (including securities convertible or exchangeable into equity interests), the Company or its subsidiaries or relating to any other similar transaction, including any such transaction effected through derivatives (a “Competing Transaction”). For the avoidance of doubt, the term “Competing Transaction” for purposes of this Section 6 shall not be deemed to include (i) securitizations or whole loan sales in the ordinary course of business of the Company or (ii) any non-disclosure agreements or preliminary negotiations with, or preliminary proposals from or to, third parties. The Company shall notify AGSSC promptly if any proposal regarding a Competing Transaction (or any inquiry or contact with any person or entity with respect thereto) is made, and shall advise AGSSC of the contents thereof (and, if in written form, provide AGSSC with copies thereof).

     Notwithstanding the foregoing, if the Board of Directors of the Company (following the recommendation of its Special Committee, if deemed appropriate by the Company, upon advice of outside independent legal counsel) determines in good faith after consultation with its outside independent legal counsel and independent financial advisors that a Competing Transaction is a Superior Proposal (as defined below), the Board of Directors may terminate this letter, subject to the payment to AGSSC of all “AG Expenses” as defined in the Term Sheet; provided, that prior to terminating this letter (i) five business days shall have elapsed following delivery by the Company to AGSSC of written notice advising AGSSC that the Board of Directors of the Company has received a Superior Proposal (or any revision thereto) and intends to terminate this letter, specifying the material terms and conditions of the Superior Proposal (or such revision) and identifying the person making the Superior Proposal (or such revision) and (ii) the Company has given AGSSC the opportunity to propose to the Company revisions to the terms of the Transaction, and the Company and its representatives shall have, if requested by AGSSC, negotiated in good faith with AGSSC and its representatives regarding any revisions to the terms of the Transaction.

     “Superior Proposal” means a bona fide written proposal for a Competing Transaction made by a third party (x) on terms that the Special Committee of the Board of Directors determines in its good faith judgment (based on the financial analysis and other advice of independent financial advisors and on the advice of independent legal advisors) to be more favorable to the stockholders of the Company than the Transaction (after giving effect to any proposed revisions to the terms of the Transaction pursuant to clause (ii) of the above proviso or otherwise), (y) which offer or proposal is reasonably likely to be consummated (taking into account, among other things, all legal, financial, regulatory and other aspects of the offer or the proposal, including any conditions and the identity of the offeror) and (z) for which financing, to the extent required, is then fully committed or which, in the good faith judgment of the Special Committee (based on the advice of independent financial advisors), is reasonably capable of being timely financed by such third party.

     7. Warrants. Upon the closing of the Transaction, the warrants dated August 14, 2007 issued by the Company to certain affiliates of AGSSC (the “Warrants”) shall be amended by changing the Exercise Price (as defined in the Warrants) to a price equal to $1.00. Each of Delta and AGSSC promptly shall execute, and cause its affiliates to execute, such other documents, agreements and instruments as may be reasonably necessary to effect such amendment to the Warrants.

     8. Non-binding Nature of Proposal; Miscellaneous. This letter and the Term Sheet attached as Exhibit A is an expression of our interest in Delta and does not constitute an offer or agreement to provide financing or acquire all or part of Delta, or any securities issued by Delta, it being understood that the terms of any such financing or acquisition would be set forth in definitive documentation in form and substance satisfactory to the parties, and executed and delivered by them. This letter shall not give rise to any binding obligation on the part of any party except as set forth in Sections 5, 6, 7, the provision titled “Third Party Costs” in the Term Sheet and this Section 8. This letter constitutes the entire agreement among Delta, us and/or any of our respective affiliates, and supersedes all prior communications, agreements and understandings, written or oral, with respect to the proposed transaction and the matters referenced in this letter. This letter is not assignable by either party to any other person or entity without the written consent of the other party, except that AGSSC may assign this letter to an affiliate with the written consent of Delta, which shall not be unreasonably withheld. The terms and provisions of this letter cannot be amended, waived or otherwise modified except in writing signed by AGSSC and Delta. This letter may be signed in counterparts, all of which shall constitute the same agreement, shall be governed by the domestic substantive laws of New York, and shall bind and inure to the benefit of the parties and their respective successors and assigns. The Company acknowledges and agrees that except as otherwise expressly indicated, none of the terms set forth herein, or the fact that AGSSC has provided this proposal to the Company, shall in any way limit, waive, modify or affect the terms and conditions of the Securities Repurchase Agreement or any documents related thereto, or AG Delta Holdings LLC’s rights thereunder, all of which rights and remedies that AG Delta Holdings LLC may have now or in the future under the Securities Repurchase Agreement, any related documents and/or otherwise under applicable law are expressly reserved.

     9. Termination. This letter shall automatically terminate at 9:00 p.m., Eastern Time on November 15, 2007 unless you have signed and returned a copy of this letter to AGSSC prior to such time.

     Please indicate your acceptance of the matters set forth herein by signing in the place provided below and returning the executed letter to David Roberts at AG Special Situation Corp., 245 Park Avenue, New York, New York 10167 or via facsimile transmission to (212) 599-2920 prior to 9:00 PM New York City time on November 15, 2007.

Very truly yours,

AG Special Situation Corp.

By:	/s/ DAVID GORDON
Name:	David Gordon
Title:	Vice President

Agreed and Accepted:

Delta Financial Corporation

By:	/s/ HUGH MILLER
Name:	Hugh Miller
Title:	President & Chief Executive Officer

EXHIBIT A

Set forth below are the principal terms that would apply to the proposed recapitalization of the Company (the “Transaction”). This is intended to outline certain basic business terms of the Transaction. It does not attempt to describe all the terms and conditions that would pertain to the Transaction, nor do its terms suggest specific phrasing of documentation clauses. The Transaction will be effected, subject to the conditions set forth herein and therein, pursuant to definitive binding documentation to be executed between Delta and the Purchaser (as defined below).

I.     General.

Issuer:	Delta Financial Corporation (the “Company”).

Purchaser:	AG Special Situation Corp. and/or such affiliated entity or entities and/or accounts managed thereby as may be designated by it (“AG” or the “Purchaser”).

Securities:	The Company will issue (a) 10% senior secured notes (the “Notes”) in an aggregate principal amount equal to (i) $100,000,000 minus (ii) the principal amount outstanding on the closing date under the Securities Repurchase Agreement dated August 13, 2007, and (b) 40,000,000 shares of newly issued common stock (the “New Common Stock”). The Notes and the New Common Stock will be privately placed to the Purchaser. The New Common Stock initially may be in the form of convertible debt or convertible preferred stock to the extent necessary to comply with Nasdaq’s listing rules, the Delaware General Corporation Law or applicable regulatory requirements, as the parties may mutually agree.

Total Investment Amount:	$100,000,000 (consisting of the Notes, the New Common Stock and the outstanding balance under the existing financing under the Securities Repurchase Agreement dated August 13, 2007). On the closing date, the maturity date of the existing financing under the Securities Repurchase Agreement shall be extended to the day prior to the first anniversary of the closing date.

Use of Proceeds:	The proceeds from the issuance shall be used by the Company for general corporate purposes.

Security:	The Notes shall be secured by a first priority security interest in all of the Company’s securitization residuals, BIO certificates, excess cashflow certificates as of the closing date, including the Company’s interest in and to the securities under the Securities Repurchase Agreement, and any other assets of the Company that shall be agreed upon. The existing repurchase arrangement under the Securities Repurchase Agreement dated August 13, 2007 shall not be changed.

Structuring:	The definitive transaction agreements shall be designed to enable the Company to comply with its licensing and regulatory requirements, as an originator of mortgages, and the receipt of necessary consents related to such requirements (the “Mortgage Licensing Consents”). To the extent required by such regulatory requirements in order to avoid a “change of control” with respect to certain states as to which the Mortgage Licensing Consents have not been received as of the closing date, all or a portion of the New Common Stock to be issued to AG shall be subject to an appropriate voting trust or other arrangements, and AG shall be subject to other limitations as to its control of the Company or its Board of Directors, until the receipt of all required Mortgage Licensing Consents. At the option of the Purchaser, upon receipt of minimum number of Mortgage Licensing Consents to be agreed the parties in definitive documentation, such voting and control restrictions shall be removed prior to the receipt of all Mortgage Licensing Consents.

Until such time as the restrictions on the voting of AG’s shares and the related control rights are restored to AG, the Company’s business and affairs shall be subject to such restrictive covenants in favor of AG as shall be agreed to by the parties in the definitive agreements in order to protect AG’s investment in the Notes and the New Common Stock.

II. Reimbursement of Third Party Costs; Conditions Precedent; Board Representation and Other Covenants.

Third Party Costs:	All reasonable legal and out-of-pocket costs and expenses, including all due diligence costs and expenses (including the fees and disbursements of counsel, its accountants, its financial advisors and other advisors and consultants), incurred by AG or its agents after the date hereof (collectively, “AG Expenses”) shall be paid and reimbursed by the Company to AG concurrently at the closing of the Transaction; provided, that if (x) the Company and AG do not enter into definitive documentation for the Transaction by December 15, 2007, and in the six (6) months thereafter the Company enters into a Competing Transaction (as defined in the letter agreement dated November 15, 2007 (the “Letter Agreement”)), (y) the Company breaches the terms of Section 6 of the Letter Agreement, or terminates such Letter Agreement in accordance with the terms of Section 6 thereof, or (z) subsequent to entering into definitive documentation the Company terminates the Transaction and accepts a Competing Transaction, then promptly thereafter the Company shall pay and reimburse to AG all the AG Expenses.

Conditions Precedent:	The following conditions precedent, among others, must be satisfied at or prior to closing of the Transaction:

(1) Subject to the paragraph “Structuring” above, on or before the closing date, the Board of Directors of the Company shall consist of a number of members to be agreed by the Company and the Purchaser, a majority of which shall be designated by the Purchaser. The Company and the Purchaser shall discuss the designation of the other directors.

(2)	All fees and third party costs, including the AG Expenses, required to be paid by the Company shall have been paid or reimbursed by the Company.

(3)	The Company shall not be in default (or, solely with the passage of time or notice or both, will not be in default) of any of its material contracts as of the closing date.

(4)	The Company shall have not entered into an agreement with any third party in connection with a merger, consolidation, recapitalization, sale of all or substantially all its assets, or other similar business combination or transaction.

(5)	The Company shall have authorized the issuance of new options for shares of common stock to certain key employees of the Company, in an amount, at an exercise price and with such other terms and conditions to be agreed between the Purchaser and the Company.

(6)	The key employees receiving new stock options shall have entered into employment agreements with the Company satisfactory to the Purchaser.

(7)	The Company shall have either (a) priced a securitization (with closing conditions and commitments satisfactory to Purchaser in its sole discretion) of approximately $500 million of mortgage loans (through its own Renaissance shelf registration statement, or the shelf registration of a third party, or through private placements) on terms acceptable to the Purchaser, or (b) entered into, satisfied the conditions precedent and before or simultaneously with the AG financing closed the initial financing under one or more financing arrangements with respect to approximately $500 million of mortgage loans on terms acceptable to the Purchaser, and such securitization or financing arrangement (as applicable) shall be in full force and effect and not in default.

(8)	Other customary conditions, including, among others, (i) that all representations and warranties set forth in the definitive documents are true and correct in all material respects, (ii) that all covenants set forth therein are complied with in all material respects, (iii) that no material adverse change in the business, assets, liabilities, financial condition or prospects of the Company has occurred, (iv) that all material consents, approvals (including governmental approvals) and consents have been obtained (subject to such conditions as shall have been agreed to by the parties), (v) that any waiting period required under the Hart-Scott-Rodino Act has expired or has been terminated.

(9)	With respect to the issuance of the New Common Stock, if required by applicable law or Nasdaq, the shareholders of the Company shall have approved and ratified the issuance of the New Common Stock to the Purchaser.

Board Representation:	Subject to the paragraph “Structuring” above, for so long as the Purchaser and its affiliates own common stock, warrants and other securities representing a majority of the issued and outstanding shares of the Company on an as-converted basis, the Purchaser shall continue to have the right to board representation as described in clause (1) of “Conditions Precedent” above.

Financial Statements
and Reporting:	The Company will provide the Purchaser with such financial statements and information as are set forth in its existing agreements to AG. Additional financial statements and information will be subject to agreement by the parties in the final definitive documentation.

Preemptive Rights:	AG shall have such pre-emptive rights as are set forth in the Company’s existing agreements with AG. Additional pre-emptive rights will be subject to agreement by the parties in the final definitive documentation.

Registration Rights:	The Company will enter into an agreement in customary form with the Purchaser in which the Company will agree, at the expense of the Company, to register the shares of common stock issued on the closing date, in a manner contemplated by the Investor Rights Agreement, dated August 13, 2007. Additional registration rights will be subject to agreement by the parties in the final definitive documentation.

III. Terms of the Notes.

Maturity Date:	Three (3) years from the date of issuance.

Interest:	10% per annum, payable on a quarterly basis and payable on a payment- in-kind basis until the first anniversary of the closing date.

Optional Redemption:	The Company may give notice of redemption and, following a notice period of at least 15 days, may redeem the Notes at its option, in whole or in part (but not in an amount less than certain minimum thresholds to be agreed), at a price equal to 100% of their aggregate principal amount plus accrued and unpaid interest to the date of repayment.

Covenants:	As set forth in the Securities Repurchase Agreement, dated August 13, 2007. Additional covenants will be subject to agreement by the parties in the final definitive documentation.

Indemnification:	The definitive documentation will afford AG customary indemnifications from Delta against breaches of representations, warranties or covenants, with a deductible to be determined and a cap equal to the aggregate principal amount of the Notes.

Events of Default:	As set forth in the Securities Repurchase Agreement, dated August 13, 2007. Additional events of default will be subject to agreement by the parties in the final definitive documentation.

Default Interest:	An additional 2%.

Documentation:	The securities purchase agreement(s), the Notes, the security agreement and any other documentation will be in form and substance satisfactory to the Purchaser and its counsel and will include, among other things, appropriate representations and warranties, covenants, remedies, indemnification clauses relating to material adverse effect, illegality, conditions precedent, events of default, ability to seek creditor protection, withholding and other taxes, regulatory issues and such other provisions as the Purchaser may reasonably require.

Governing Law:	All definitive documentation shall be governed by the domestic substantive laws of New York.